News Release

For Immediate Release:	For More Information,
December 15, 2023	Contact: Hillary Kestler
704-644-4137

First Bancorp Announces Cash Dividend

Southern Pines, NC, December 15, 2023 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.22 per share payable on January 25, 2024 to shareholders of record as of December 31, 2023.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “It is important to us to use our capital to provide a return to our shareholders, and payment of the dividend is a critical part of our capital management. We are pleased to do so for another quarter as we close out a difficult year in our industry and look forward to 2024.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $12 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.” Please visit our website at www.LocalFirstBank.com.